Exhibit 5.1

                            FINN DIXON & HERLING LLP
                               ONE LANDMARK SQUARE
                           STAMFORD, CONNECTICUT 06901
                            Telephone: (203) 325-5000
                            Facsimile: (203) 348-5777


                               August 18, 1997


MIM Corporation
One Blue Hill Plaza
Pearl River, New York 10965

Re:  MIM Corporation -- Registration Statement on Form S-8

Ladies and Gentlemen:

     We have acted as counsel to MIM Corporation, a Delaware corporation (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission of a registration statement on Form S-8 (the "Registration Statement") of the Company, covering 3,496,053 (the "Shares") of the Common Stock, $0.0001 par value per share, of the Company, to be issued pursuant to the Company's 1996 Stock Incentive Plan, as amended, and 1996 Non-Employee Directors Stock Incentive Plan (collectively, the "Plans").

     In rendering the opinion set forth herein, we have examined executed copies, telecopies or photocopies of: (1) the Registration Statement and the Plans; (ii) the Amended and Restated Certificate of Incorporation of the Company, the By-laws of the Company and exerpts from the minute books of the Company; (iii) the current forms of Option Agreements used in connection with the Plans; and (iv) such other records, documents, certificates and other instruments as in our judgment are necessary or appropriate as a basis for the opinion expressed below. In our examination of such documents we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such copies. As to any facts material to this opinion which we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company.

     Based upon the foregoing, and in reliance thereon, and subject to the qualifications, assumptions and exceptions heretofore and hereinafter set forth, we are of the opinion that upon the issuance of the Shares in accordance with the



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Plans  (and  in  accordance  with  the  terms  of any  written  options,  option agreements or other agreements which are issued or entered into pursuant to the terms and conditions of the Plans) and as contemplated by the Registration Statement, the Shares will be validly issued, fully paid and non-assessable.

     We do not express, or purport to express, any opinion with respect to the laws of any jurisdiction other than the laws of the State of Connecticut, the General Corporation Law of the State of Delaware and the federal securities laws of the United States of America.

     We hereby consent to the filing of this letter as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement and the reoffer prospectus dated the date hereof which forms a part thereof. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder by the Securities and Exchange Commission. This opinion is given as of the date hereof and we assume no obligation to update or supplement this opinion to reflect any facts or circumstances which may hereafter occur or come to our attention or any changes in law which may hereafter occur.



                                                  Very truly yours,

                                                  /s/ FINN DIXON & HERLING LLP